EXHIBIT 5.1 Opinion and Consent of Holme Roberts & Owen LLP






Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, CO 80203

January 27, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Vail Associates, Inc.
      Form S-8 Registration Statement
      Vail Associates, Inc. 401(k) Retirement Plan

Gentlemen:

This firm has acted as counsel to Vail Resorts, Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the issuance of an aggregate of 250,0000 shares of common stock, $.01 par value per share of the Company (the "Common Stock") and an indeterminate amount of interests in the Vail Associates, Inc. 401(k) Retirement Plan (the "Plan") that may be acquired through participation in the Plan.

We have examined the Company's Articles of Incorporation and bylaws and the record of its corporate proceedings with respect to the registration statement and have made such other investigation as we have deemed necessary in order to express the following opinion.

Based on the foregoing, we are of the opinion that the Plan and former employees' interests will be properly authorized and legally issued to employees of Vail Associates, Inc. who participate in the Plan and in accordance with its terms and that the Common Stock, when issued as contemplated by the Plan and the registration statement, will be legally issued, fully paid and nonassessable.

We hereby consent to all references to this firm in the registration statement and all amendments to the registration statement. We further consent to the use of this opinion as an exhibit to the registration statement.

Very truly yours,

Holme Roberts & Owen LLP


By /s/ Thomas A. Richardson